EXHIBIT 99.2

May 16, 2013 7:30 ET

Ocean Bio-Chem, Inc. Reports First Quarter Financial Results; Sales Up From 2012 First Quarter

FORT LAUDERDALE, FL--(Marketwired - May 16, 2013) - Ocean Bio-Chem, Inc. (NASDAQ: OBCI), a leading manufacturer and distributor of appearance, performance, and maintenance products serving the marine, automotive, power sports, recreational vehicle and outdoor power equipment markets, is pleased to announce today its financial results for the first quarter of 2013.

Net income was approximately $350,000 and earnings per share were $0.04 per share (basic & diluted), for the first quarter of 2013.  The Company also reported first quarter 2013 net sales of approximately $6,312,000, an increase of approximately 5% compared to the first quarter of 2012.  The increase in net sales resulted in an approximate increase of $100,000 in gross profit in the first quarter of 2013 compared to the first quarter of 2012.

(In thousands except per share data)	Quarter Ended
	March 31,
	2013	2012
Net sales	$6,312	$6,005
Pre-tax income	$508	$594
Net income	$349	$364
Non cash expenses	$217	$217
Net income excluding non cash expenses	$566	$581
Earnings per share (both basic & diluted)	$0.04	$0.04
Earnings per share excluding non cash expenses (both basic & diluted)	$0.07	$0.07

Ocean Bio-Chem, Inc. CEO Peter Dornau stated, “We increased sales in the first quarter of 2013, compared to the first quarter of 2012.  This was accomplished with the rebounding of sales to our largest customer, as we had previously communicated.  We also added a major 3,400 store, automotive parts retailer in the first quarter 2013, with the placement of our ethanol fuel treatment product Star Tron®.  In addition we recorded increased sales in the power sports sector of our business.  These successes were partially offset with slower sales to other marine customers in the Northern and Midwestern parts of the U.S. that continued to experience winter weather conditions (including snow), throughout the first quarter of 2013, which affected the sale of marine products, as boat owners delayed putting their boats in the water.  The boating/marine sector remains strong for us and we anticipate stronger sales in the second quarter as the weather improves across the US.  Automotive, motorcycle and specialty markets have also shown excellent sales increases.”

Mr. Dornau continued, “In the first quarter we continued to actively expand the in store promotion ‘Keep it Sold.’  It is a consumer based education program whereby the consumer is introduced to the benefits of our Star Tron® products with a rebate program to the consumer.  In addition we continue to build additional brand recognition and education of consumers of both our Star Tron® and Star Brite® products.  We increased our spending in the first quarter in magazine advertising with full page ads in both Car and Driver and Popular Mechanics, in addition to advertising in other fishing/boating, power sports and motorcycle publications.  Also in the first quarter we increased Starbrite®/StarTron® TV advertising on several national fishing shows, and we also sponsored fresh water fishing tournaments.  We sponsored two programs on the SPEED channel targeting the motor sport/truck enthusiasts. We also increased trade show exhibits of our products targeting potential new customers.  As a result advertising expenses increased approximately 22% in the first quarter compared to the comparative period in the prior year to support our increasing distribution.”

The higher advertising and selling activities offset the increased gross profit resulting from increased sales.  As a result net income was approximately the same, and earnings per share were $0.04 for each of the quarters ended March 31, 2013 and 2012, respectively.”

“We have the only ‘enzyme based technology’ product in the market place.  All other fuel treatment products are chemical based and cannot perform the many functions that our products provide.  Our continued success in adding distribution outlets and continued advertising should be reflected in increased sales and earnings in future quarters,” Mr. Dornau said.

Peter Dornau concluded: “We are continuing to develop the delivery system and potential new distribution channels for our recently EPA approval Xtrem-A-Cide P® products.  As previously announced we expect Xtrem-A-Cide P® add to revenues and profits in early 2014.”

About Ocean Bio-Chem

Ocean Bio-Chem, Inc. is principally engaged in the manufacturing, marketing and distribution of a broad line of appearance and maintenance products for boats, recreational vehicles, automobiles, power sports, outdoor power equipment and motorcycle markets under the Star brite® StarTron® and other trademarks within the United States of America and Canada. In addition, the Company produces private label formulations of many of its products for various customers and provides custom blending and packaging services for these and other products.  It manufactures its products in a 300,000 s.f facility in Montgomery, Alabama, from which they are distributed across the globe.

The Company trades publicly under NASDAQ Capital Markets, Ticker Symbol: OBCI.

The Company's web sites are: www.oceanbiochem.com, www.Starbrite.com, www.Startron.com and www.nos-guard.com.

Forward-looking Statements:

Certain statements contained in this Press Release including without limitation expectations as to future sales and operating results, constitute forward-looking statements.  For this purpose, any statements contained in this report that are not statements of historical fact may be deemed forward-looking statements.  Without limiting the generality of the foregoing, words such as "believe," "may," "will," "expect," "anticipate," "intend," "could" including the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements.  These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Factors that may affect these results include, but are not limited to, the highly competitive nature of our industry, reliance on certain key customers, changes in consumer demand for marine, recreational vehicle and automotive products, advertising and promotional efforts, exposure to market risks for changes in interest rates and in foreign exchange rates, and other factors.

Contacts:
Peter Dornau
President & CEO
954-587-6280
pdoranu@starbrite.com

Jeff Barocas
CFO
954-587-6280
jbarocas@starbrite.com

Paul Knopick
E & E Communications
pknopick@eandecommunications.com
940-262-3584